Exhibit 99.1

BRISTOL-MYERS SQUIBB ANNOUNCES
COMPLETION OF CONVATEC DIVESTITURE

(NEW YORK, August 1, 2008) – Bristol-Myers Squibb Company (NYSE:BMY) announced today that Nordic Capital Fund VII and Avista Capital Partners have completed their acquisition of ConvaTec, a business unit of Bristol-Myers Squibb.
For nearly 30 years, ConvaTec has been a pioneer in developing and marketing innovative wound therapeutics and ostomy care products that have helped improve the lives of millions of people worldwide.  ConvaTec continues to be at the forefront of the movement to change the way health care professionals are managing chronic and acute wounds, emphasizing the principles of advanced wound healing and evidence-based medicine.  From its headquarters in Skillman, New Jersey, the company oversees more than 3,500 employees in 91 countries serving patients and their healthcare professionals on six continents.
Citigroup Global Markets, Inc. and Morgan Stanley & Company Inc. served as financial advisors for Bristol-Myers Squibb and Cravath, Swaine & Moore, LLP, served as legal counsel for the company.
Bear, Stearns International Limited acted as financial advisor for Nordic Capital and Avista Capital Partners, JPMorgan plc acted as global coordinator in connection with the debt financing, and White & Case LLP served as legal counsel to Nordic and Avista.

About Bristol-Myers Squibb
Bristol-Myers Squibb Company is a global biopharmaceutical whose mission is to extend and enhance human life.   For more information visit www.bms.com

About Nordic Capital
Nordic Capital is a group of private equity funds focusing primarily on investments in the Nordic region. Nordic Capital creates value in its investments through committed ownership and by targeting strategic development and operational improvements. Founded in 1989, Nordic Capital was one of the private equity pioneers in northern Europe and has invested in a large number of Nordic-based companies operating in different sectors.  For more information, please visit www.nordiccapital.com

About Avista Capital Partners
Founded in 2005, Avista Capital Partners is a leading private equity firm with offices in New York, NY and Houston, TX.  Avista's strategy is to make controlling or influential minority investments primarily in growth-oriented energy, healthcare and media companies. Through its team of seasoned investment professionals and industry experts, Avista seeks to partner with exceptional management teams to invest in and add value to well-positioned businesses. For more information, visit www.avistacap.com.

# # #

Contacts:

Media: Brian Henry, Bristol-Myers Squibb, 609-252-3337, brian.henry@bms.com
Investors: John Elicker, Bristol-Myers Squibb, 212-546-3775, john.elicker@bms.com